Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-114282

Prospectus Supplement No. 6
to Prospectus dated June 24, 2004

DIGITAL LIFESTYLES GROUP, INC.
(f/k/a NORTHGATE INNOVATIONS, INC.)

COMMON STOCK

UP TO 15,956,865 SHARES OF COMMON STOCK
OFFERED BY SELLING STOCKHOLDERS

     We are supplementing the prospectus dated June 24, 2004, to provide information contained in our Current Report on Form 8-K, filed on October 5, 2004. This Prospectus Supplement supplements information contained in the Prospectus dated June 24, 2004, covering the resale by the Selling Stockholders of up to 15,956,865 shares of our common stock currently held by or issuable to the Selling Stockholders upon the exercise of certain rights and warrants. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendment or supplement thereto.

     INVESTING IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED JUNE 24, 2004 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 5, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 29, 2004

Digital Lifestyles Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27878	13-3779546

(Commission File Number)	(IRS Employer Identification No.)

1001 S. Capital of Texas Hwy. Building I, Suite 200 Austin, Texas	78746

(Address of Principal Executive Offices)	(Zip Code)

(512) 617-8282

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     As disclosed in the Current Report on Form 8-K filed on September 15, 2004, Digital Lifestyles Group, Inc. (the “Company”) entered into a Registration Rights Agreement, dated September 9, 2004 (the “Registration Rights Agreement”), with certain private individual and institutional accredited investors (the “Investors”) and Westech Capital Corporation, a designee of the placement agent (“Westech”), in connection with a private placement of the Company’s shares of common stock, par value $0.03 per shares (“Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants”). On September 29, 2004, the Company entered into Amendment No. 1 to the Registration Rights Agreement, with Westech and certain of the other original parties to the Registration Rights Agreement (the “Amendment”).

     In the Registration Rights Agreement, the Company had certain obligations relating to the filing of a registration statement (the “Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, with respect to the resale of (i) the shares of Common Stock purchased by the Investors, (ii) the shares of Common Stock issuable upon exercise of the Warrants, and (iii) the shares of Common Stock issuable upon exercise of a warrant issued to Westech as consideration for certain services provided by an affiliate of Westech. The Amendment changed some of the dates for performance of certain of the Company’s obligations in the Registration Rights Agreement.

     Pursuant to the Amendment, the Company has agreed to use its best efforts to file the Registration Statement with the SEC on or prior to October 7, 2004. As amended, the Registration Rights Agreement provides that if the Company does not file the Registration Statement on or prior to October 7, 2004, the Company will, as liquidated damages, issue to each Investor that is not an officer or director of the Company or an affiliate or associate of an officer or director of the Company (the “Outside Investors”) an additional warrant (a “Damages Warrant”) to purchase half the number of shares of Common Stock that are subject to the Warrant already held by such Investor. Prior to the Amendment, the applicable date was September 30, 2004.

     Further, if the Company does not file the Registration Statement on or prior to October 24, 2004, the Company will, as liquidated damages, issue to the Outside Investors an additional Damages Warrant to purchase half the number of shares that are subject to the Warrant already held by such Investors. If the Company becomes obligated to issue Damages Warrants in respect of the Warrants, no Damages Warrant will be issued in respect of any Damages Warrant. The Damages Warrants, if issued, will have an exercise price of $0.475 per share and will otherwise have terms and conditions identical to the Warrants.

     In addition, pursuant to the Registration Rights Agreement, as amended, the Company has agreed to use its best efforts to have the Registration Statement declared effective by November 22, 2004; provided, however, that if the SEC subjects the Registration Statement to a review and has written comments that would require the filing of a pre-effective amendment thereto with the SEC, then the Company has agreed to use its best efforts to have the Registration Statement declared effective by December 20, 2004. Prior to the Amendment, the Company agreed to use its best efforts to have the Registration Statement declared effective by November 13, 2004; provided, however, that if the SEC subjected the Registration Statement to a review and had written comments that would require the filing of a pre-effective amendment thereto with the SEC, then the Company had agreed to use its best efforts to have the Registration Statement declared effective by December 13, 2004.

     The Amendment is filed herewith as Exhibit 10.1, and the description of the Amendment contained herein is qualified by reference to the terms of the Amendment. The Registration Rights Agreement is filed with the Current Report on Form 8-K filed on September 15, 2004, as Exhibit 10.3, and the description of the Registration Rights Agreement contained herein is qualified by reference to the terms of the Registration Rights Agreement.

     As previously disclosed in the Company’s Current Report on Form 8-K filed on September 15, 2004, certain of the Investors have material relationships with the Company or are affiliated with entities or persons that have material relationships with the Company. Two of such Investors are parties to the Amendment. These two Investors are officers or directors of the Company or are affiliated with officers or directors of the Company: (i) Theodore B. Muftic, the Company’s Chief Financial Officer; and (ii) Savage Interests, L.P., an entity affiliated with Kent A. Savage, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors. If the Company becomes obligated under the Registration Rights Agreement to issue Damages Warrants to the Outside Investors, neither Mr. Muftic nor Savage Interests, L.P. will be entitled to receive Damages Warrants.

     Another Investor and original party to the Registration Rights Agreement, Tejas Securities Group, Inc. (“Tejas”), is a party to the Amendment. As previously disclosed in the Company’s Current Report on Form 8-K filed on September 15, 2004, Tejas is a party to an Engagement Letter, dated August 30, 2004 (the “Engagement Letter”), between the Company and Tejas, pursuant to which the Company engaged Tejas as a non-exclusive financial advisor to the Company in connection with the private placement effected pursuant to the Purchase Agreement.

     In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed on September 15, 2004, pursuant to the Engagement Letter, as consideration for the services provided by Tejas, the Company issued to Westech, an affiliate and designee of Tejas, a warrant to purchase 1,000,000 shares of Common Stock at the exercise price of $0.475 per share, which is exercisable until September 9, 2012. Westech is a party to the Registration Rights Agreement and the Amendment, but is not an Investor. Therefore, if the Company becomes obligated under the Registration Rights Agreement to issue Damages Warrants to the Outside Investors, Westech will not be entitled to receive Damages Warrants.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1	Amendment No. 1 to the Registration Rights Agreement, dated September 29, 2004, by and among the Company, Westech Capital Corporation, as designee of Tejas Securities Group, Inc., and certain other original parties to the Registration Rights Agreement, dated September 9, 2004.

* * * * *

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC.
Date: October 4, 2004
	By:	/s/ Kent A. Savage
	Name:	Kent A. Savage
	Title:	Chief Executive Officer